Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-4 of The Kraft Heinz Company of our report dated February 14, 2020, except with respect to our opinion on the consolidated financial statements insofar as it relates to the effects of the change in reportable segments as discussed under Reportable Segments in Note 1 to the consolidated financial statements, as to which the date is November 13, 2020, relating to the financial statements, financial statement schedule and the effectiveness of internal control over financial reporting, which appears in The Kraft Heinz Company’s Current Report on Form 8-K dated November 13, 2020. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

/s/ PricewaterhouseCoopers LLP

Chicago, Illinois

December 9, 2020